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                            FORM 10-Q

              RAYTECH CORPORATION AND SUBSIDIARIES

                             PART II

                           EXHIBIT 11

            SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
             (dollars in thousands, except per share data)



                                                 For the Thirteen Weeks Ended
                                                 April 2,           April 3,
                                                   1995               1994


Net income as reported                         $    4,577           $    2,990

Shares outstanding at beginning of year         3,218,968            3,199,133

Add weighted average of stock options
  exercised                                           180                1,259

Deduct weighted average shares to treasury                                  (2)

Add common equivalent shares
  for assumed exercise of
  employee stock options                          224,452              142,306

Weighted average number of shares
  used in calculation of primary
  income per share                              3,443,600            3,342,696


Income per share                                    $1.33                 $.89

Primary income per common share                     $1.33                $ .89

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